Exhibit 99.1

   BioSphere Medical Reports Third Quarter 2005 Financial Results;
            Revenues Grow 27% in the Third Quarter of 2005
                Compared to the Third Quarter of 2004

    ROCKLAND, Mass.--(BUSINESS WIRE)--Oct. 27, 2005--BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the third quarter of 2005 were $4.41 million, compared with total revenues of $3.47 million for the corresponding period in 2004, an increase of 27%. In the third quarter of 2005, revenues in the United States were $3.07 million compared to revenues of $2.15 million in the third quarter of 2004, an increase of 43%. Revenues outside of the United States were $1.34 million for the third quarter of 2005, compared to revenues of $1.32 million for the third quarter of 2004. Global sales of Embosphere(R) Microspheres were $3.70 million in the third quarter of 2005 compared to $2.74 million in the third quarter of 2004, an increase of 35%.
    Gross margin for the third quarter of 2005 was $2.87 million, or 65% of revenue, an increase of $.56 million over the third quarter of 2004 gross margin of $2.31 million.
    Selling, general and administrative expenses were $2.83 million for the third quarter of 2005 compared to $3.06 million for the third quarter of 2004. Research and development expenses were $.49 million for each of the third quarter of 2005 and the third quarter of 2004.
    The net loss applicable to common stockholders for the third quarter of 2005 was $.52 million, or $0.04 per basic and diluted share. This compares with a net loss of $1.15 million, or $0.08 per basic and diluted share, for the third quarter of 2004.
    For the nine months ended September 30, 2005, revenues were $13.33 million, compared with $9.88 million for the same period last year, an increase of 35%. The net loss for nine months ended September 30, 2005 was $3.02 million or $.21 per share compared to a net loss of $4.95 million, or $.35 per share, for the comparable period in 2004.
    At September 30, 2005, the Company had cash, cash equivalents and marketable securities of $8.14 million.
    "Our U.S. uterine fibroid embolization (UFE) business continued to grow, setting a new record in quarterly sales," said Richard Faleschini, BioSphere Medical's President and Chief Executive Officer. "We are pleased with our results this quarter, particularly in light of the quarterly seasonal attenuation of the business. We intend to continue to execute our plan to further expand our U.S. business and improve the performance of our business outside the U.S.," said Faleschini.
    Significant activities in the third quarter of 2005 and subsequent weeks include:

    -- Quarterly revenue growth in the United States of 43% over the same period last year.

    --  Publication of the first two articles from the FIBROID
        Registry in the July issue of Obstetrics & Gynecology.

    -- Submission of the 510(k) notification with the FDA seeking marketing clearance for HepaSphere(TM) Microspheres in the United States.

    -- Announcement of the planned fourth quarter 2005 launch in Europe of HepaSphere Microspheres for the embolization of liver tumors at the meeting of the Cardiovascular and Interventional Radiological Society of Europe (CIRSE).

    -- Presentations at CIRSE, from Dr. Alex Laurent, Dr. James Spies and Dr. Jean-Pierre Pelage related to their findings of embolic differences, with the general consensus that Embosphere Microspheres provide the best targeting, less inflammation, and excellent patient outcomes as compared with Contour SE.

    -- Publication of BioSphere Medical's advertorial in the September issue of Essence, the second largest women's magazine dedicated to the African-American women, with a circulation of over 1 million copies.

    -- William Parker's research on ovarian conservation after hysterectomy, which was published in the August issue of Obstetrics & Gynecology. Dr. Parker's conclusion that the common practice of performing a prophylactic bilateral oophorectomy after hysterectomy actually increases a woman's risk of heart disease more than her rare chance of developing ovarian cancer.

    The Company will host its quarterly conference call today at 11 A.M. (ET). The number to dial into the call is 1-888-603-7990 or 1-706-679-7298 and the conference ID is 1527550. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 P.M. (ET) today through 2:00 P.M. on November 10, 2005. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291 access code 1527550 or you can visit the "Investor" section of our company web site at www.biospheremed.com.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic applications based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments.
    BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used inter-changeably in the literature. The most common side-effect of uterine fibroid embolization (UFE) is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low grade fever, and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company's expectations with regard to the execution of its planned business strategies , increasing market acceptance of its products, improvement of performance of its business outside the United States and expectations with respect to commercialization of its products. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should, " "intend," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company's products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including without limitation, widespread market acceptance of its lead product, Embosphere(R) Microspheres for the treatment of UFE; risks relating to the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic and market conditions, as well as the risk factors described in the section titled " Factors That May Affect Future Results " in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.


                        BioSphere Medical, Inc.
                    Selected Financial Information

                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)
                              (unaudited)


                                           September 30,  December 31,
                                               2005          2004
                                           ------------- -------------
ASSETS

  Cash, cash equivalents and marketable
   securities                              $      8,142  $     10,222
  Accounts receivable, net                        2,878         2,999
  Inventories, net                                2,613         3,311
  Prepaid and other current assets                  503           222
  Property and equipment, net                       907         1,134
  Goodwill, net                                   1,443         1,443
  Other assets                                       62            60
                                           ------------- -------------

      Total assets                         $     16,548  $     19,391
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and accrued expenses    $      3,460  $      4,188
  Debt and capital lease obligations                265           367
  Stockholders' equity                           12,823        14,836
                                           ------------- -------------

      Total liabilities and stockholders'
       equity                              $     16,548  $     19,391
                                           ============= =============



                        BioSphere Medical, Inc.
                    Selected Financial Information

                  CONDENSED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                              (unaudited)


                            Three Months Ended      Nine Months Ended
                               September 30,          September 30,
                          ---------------------  ---------------------
                             2005       2004        2005       2004
                          ---------- ----------  ---------- ----------

Revenues                  $   4,412  $   3,473   $  13,330  $   9,879

Costs and expenses:
  Cost of revenues            1,546      1,161       4,587      5,010
  Research and development      498        498       1,648      1,629
  Sales                       1,478      1,290       4,631      3,796
  Marketing                     406        812       1,718      1,767
  General, administrative
   and patent costs             949        955       3,172      2,551
                          ---------- ----------  ---------- ----------

  Total costs and expenses    4,877      4,716      15,756     14,753
                          ---------- ----------  ---------- ----------

Loss from operations           (465)    (1,243)     (2,426)    (4,874)
  Other income and
   expenses, net                 71         95        (229)       (74)
                          ---------- ----------  ---------- ----------

Net loss                       (394)    (1,148)     (2,655)    (4,948)

  Preferred stock
   dividends                   (125)         -        (369)         -
                          ---------- ----------  ---------- ----------

Net loss applicable to
 common stockholders      $    (519) $  (1,148)  $  (3,024) $  (4,948)
                          ========== ==========  ========== ==========

Net loss per common share
  Basic and diluted       $   (0.04) $   (0.08)  $   (0.21) $   (0.35)
                          ========== ==========  ========== ==========

Weighted average common
 shares outstanding
  Basic and diluted          14,776     14,249      14,597     14,102
                          ========== ==========  ========== ==========

    CONTACT: BioSphere Medical, Inc.
             Martin Joyce, 781-681-7925
             Chief Financial Officer
             or
             Investor Relations Contact:
             The Equity Group Inc.
             Maura Gedid, 212-836-9605
             Devin Sullivan, 212-836-9608